EXHIBIT 23.01(a)

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

CONSENT OF COUNSEL

We hereby consent to all references to our firm under the captions “Federal Income Tax Aspects” and “Experts” in this Post-Effective Amendment No. 2 to the Registration Statement (Reg. No. 333-155651), as filed with the United States Securities and Exchange Commission on or about April 21, 2011, and the related Prospectus of Global Macro Trust.

/s/ Sidley Austin LLP

April 21, 2011

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships